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Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
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CTG Announces 1.0 Million Share Repurchase Authorization

BUFFALO, N.Y. - May 12, 2005 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced that its Board of Directors has authorized the Company to repurchase 1.0 million of its common shares outstanding. Repurchases will occur from time to time in the open market and depend on market conditions and alternative uses for capital. This authorization, which amounts to approximately 4.8% of CTG's current 20.9 million common shares outstanding, is in addition to an existing 210,000 share repurchase authorization.

"The Board's decision to authorize a new repurchase program of 1.0 million shares indicates our strong confidence in CTG's business and prospects," said CTG Chairman and Chief Executive Officer James R. Boldt. "It also reflects our belief that CTG's stock is attractively valued and that repurchase of our shares is a sound use of capital which will enhance future earnings per share."

Backed by 39 years' experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2004 Form 10-K and Management's Discussion and Analysis section of the Company's 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.